Exhibit 99.1

XWELL Announces Closing of $4 Million Private Placement Consisting of

Convertible Preferred Stock and Warrants

NEW YORK, January 15, 2025 -- XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), an authority in wellness solutions for people on the go, today announced the closing of its private placement offering of $4 million of the Company’s newly designated Series G Convertible Preferred Stock. The Company also issued to the investors in the private placement Series A warrants and Series B warrants exercisable for the Company’s common stock.

The gross proceeds of the private placement were approximately $4.0 million, before deducting other offering expenses payable by the Company. XWELL intends to use the net proceeds of this private placement for working capital and general corporate purposes as part of the strategy outlined in the shareholder letter dated December 5, 2024.

“This funding will empower us to advance the development and deployment of innovative AI-driven health, wellness, and beauty products,” said CEO Ezra Ernst. “It will also support the continued expansion of our XWELL locations beyond airports and enable us to further enhance our integrated branding efforts. This move proves that we are already activating against the strategy set forth in late 2024.”

The securities offered in the private placement consist of 4,000 shares of Series G Convertible Preferred Stock with an initial conversion price equal to $1.496, Series A warrants exercisable at a price equal to $1.496, and Series B warrants exercisable at a price equal to $1.7952. Both the Series A warrants and Series B warrants are exercisable immediately and expire five years from the date of issuance.

The securities offered and sold by XWELL in the private placement were offered and sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Accordingly, the securities and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issuable upon conversion of the Series G Convertible Preferred Stock and exercise of the related warrants issued in connection with the private placement.

The full conversion of the Series G Convertible Preferred Stock and the full exercise of the accompanying warrants are subject to stockholder approval. Additional information regarding the Convertible Preferred Stock and Warrants will be included in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this private placement, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global wellness holding company operating multiple brands: XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

•	XpresSpa is a leading retailer of wellness services and related products.

•	Naples Wax Center is a group of upscale skin care boutiques.

•	XpresCheck, in partnership with the CDC and Ginkgo Biosecurity, conducts biosurveillance monitoring in its airport locations to identify new SARS-CoV-2 variants of interest and concern as well as other pathogens entering the country from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the anticipated use of proceeds from the private placement. Forward-looking statements relating to expectations about future results or events are based upon information available to XWELL as of the date of this press release, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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Maria Kucinski

MWW

mkucinski@mww.com